                                                                EXHIBIT 1.(5)(a)


                      [LOGO OF PACIFIC LIFE APPEARS HERE]


          Pacific Life Insurance Company . 700 Newport Center Drive
                           . Newport Beach, CA 92660
================================================================================

READ YOUR POLICY CAREFULLY. This is a legal contract between you, the Owner, and us, Pacific Life Insurance Company, a stock insurance company. We agree to pay the benefits of this policy according to its provisions. The consideration for this policy is the application for it, a copy of which is attached, and payment of the premiums.

Premiums are flexible, subject to minimums required to keep the policy in force. Variable Account Values may increase or decrease depending upon Variable Account investment experience. There is no guaranteed Variable Account Value. Policy loan value is less than one hundred percent (100%) of the policy's cash surrender value.

The method for determining the death benefit is described in the Death Benefit section of this policy. The amount of the death benefit may be fixed or variable according to the Death Benefit Option selected and may increase or decrease. The duration this policy remains in force may vary, depending on the premiums paid and the investment experience of the Variable Accounts.

Free Look Right - You may return this policy within 10 days after you receive it. To do so, deliver or mail it to us or to our agent. This policy will then be deemed void from the beginning and we will refund the premiums paid.

                  Signed for Pacific Life Insurance Company,


               /s/ THOMAS C. SUTTON                /s/ AUDREY L. MILFS
              --------------------------          --------------------------
         Chairman and Chief Executive Officer            Secretary


LAST SURVIVOR FLEXIBLE PREMIUM VARIABLE LIFE INSURANCE

 .    Death Benefit Payable When Both Insureds Have Died While the Policy is in
     Force

 .    Net Cash Surrender Value Payable upon Surrender While the Policy is in
     Force

 .    Adjustable Face Amount

 .    Benefits May Vary Based on Investment Experience

 .    Non-Participating

POLICY NUMBER:         1234567-0          INSURED #1:           LELAND STANFORD
POLICY DATE:           JAN. 1, 2001       RISK CLASSIFICATION:  MALE/NONSMOKER
INITIAL FACE AMOUNT:   $200,000           AGE ON POLICY DATE:   35
OWNER:                 LELAND STANFORD    INSURED #2:           MARY STANFORD
                                          RISK CLASSIFICATION:  FEMALE/NONSMOKER
                                          AGE ON POLICY DATE:   35

NOTE: IT IS POSSIBLE THAT THE POLICY MAY NOT CONTINUE IN FORCE (THAT IS, IT MAY LAPSE BEFORE THE DEATH OF THE SURVIVOR) EVEN IF PLANNED PREMIUMS ARE PAID DUE TO CHANGE IN THE CURRENT INTEREST RATE BEING CREDITED ON THE FIXED OPTIONS, THE INVESTMENT PERFORMANCE OF THE FUNDS IN THE SEPARATE ACCOUNT, CHANGES IN EXPENSE LOADS OR COST OF INSURANCE RATES, LOANS AND WITHDRAWALS OR CHANGES IN THE DEATH BENEFIT OPTION.

P01SP5                                                                       (P)

                          GUIDE TO POLICY PROVISIONS

SECTION                                                                     PAGE

POLICY SPECIFICATIONS....................................................      3
DEFINITIONS..............................................................      5
OWNER AND BENEFICIARY....................................................      6
PREMIUMS.................................................................      6
DEATH BENEFIT............................................................      7
ACCUMULATED VALUE........................................................      9
TRANSFERS................................................................     12
SURRENDER AND WITHDRAWAL OF VALUES.......................................     13
TIMING OF PAYMENTS AND TRANSFERS.........................................     14
INCOME BENEFITS..........................................................     14
POLICY LOANS.............................................................     15
SEPARATE ACCOUNT PROVISIONS..............................................     16
GENERAL PROVISIONS.......................................................     17
INDEX....................................................................     20

                                                      POLICY NUMBER: VP999999990

                             POLICY SPECIFICATIONS

BASIC POLICY:       LAST SURVIVOR FLEXIBLE PREMIUM VARIABLE LIFE INSURANCE

PREMIUMS: PLANNED [ANNUAL] PREMIUM                =    $ 1,354.97
          GUIDELINE SINGLE PREMIUM                =    $20,527.96
          GUIDELINE LEVEL PREMIUM                 =    $ 1,892.34
          7 PAY PREMIUM                           =    $ 5,111.22
          FIXED LT ENHANCED GUARANTEE AMOUNT      =    $ 1,156.50

DEATH BENEFIT OPTION:    A

ACCOUNT ALLOCATIONS AVAILABLE:  SEE NEXT PAGE

PREMIUM LOAD RATE: CONSISTS OF A SALES LOAD RATE OF 4.25% FOR THE FIRST $11,565.00 OF PREMIUM PAID AND 2.25% FOR PREMIUM PAID IN EXCESS OF SUCH AMOUNT PLUS 2.35% FOR CERTAIN STATE AND LOCAL TAXES PLUS 1.50% FOR CERTAIN FEDERAL TAXES.

ADMINISTRATIVE CHARGE: $10 PER MONTH UNTIL THE YOUNGER INSURED'S AGE 100; $0 THEREAFTER.

SURRENDER CHARGE:   $539.00 FOR THE FIRST POLICY YEAR.  IT THEN DECREASES BY
4.99 PER MONTH TO ZERO AT THE END OF THE 120TH MONTH.

M&E RISK FACE AMOUNT CHARGE: $33.51 FOR POLICY YEARS 1-10, $17.50 FOR POLICY YEARS 11-20, AND $0 THEREAFTER. REFER TO M&E RISK CHARGE PROVISION FOR DETAILS.

M&E RISK ASSET CHARGE RATE: A MONTHLY CHARGE WHICH IS A PERCENTAGE OF THE UNLOANED ACCUMULATED VALUE. THE PERCENTAGE IS 0.0375% FOR THE FIRST $25,000 OF UNLOANED ACCUMULATED VALUE AND 0.0042% OF ANY EXCESS UNLOANED ACCUMULATED VALUE.


POLICY NUMBER:         VF99999990        INSURED #1:            LELAND STANFORD
POLICY DATE:           JAN 1, 2001       RISK CLASSIFICATION:   MALE/NONSMOKER
INITIAL FACE AMOUNT:   $200,000          AGE ON POLICY DATE:    35
OWNER:                 LELAND STANFORD   INSURED #2:            MARY STANFORD
                                         RISK CLASSIFICATION    FEMALE/NONSMOKER
                                         AGE ON POLICY DATE:    35

NOTE: IT IS POSSIBLE THAT THE POLICY MAY NOT CONTINUE IN FORCE (THAT IS, IT MAY LAPSE BEFORE THE DEATH OF THE SURVIVOR) EVEN IF PLANNED PREMIUMS ARE PAID DUE TO CHANGE IN THE CURRENT INTEREST RATE BEING CREDITED ON THE FIXED OPTIONS, THE INVESTMENT PERFORMANCE OF THE FUNDS IN THE SEPARATE ACCOUNT, CHANGES IN EXPENSE LOADS OR COST OF INSURANCE RATES, LOANS AND WITHDRAWALS OR CHANGES IN THE DEATH BENEFIT OPTION.



PO1SP5                             Page 3.0

                                                      POLICY NUMBER: VP999999990

ACCOUNT ALLOCATIONS AVAILABLE:

[BLUE CHIP]                     [TECHNOLOGY]                [GLOBAL GROWTH]
[AGGRESSIVE GROWTH]             [TELECOMMUNICATIONS]        [EQUITY INDEX]
[AGGRESSIVE EQUITY]             [MULTI-STRATEGY]            [SMALL-CAP INDEX]
[EMERGING MARKETS]              [EQUITY INCOME]             [REIT]
[DIVERSIFIED RESEARCH]          [STRATEGIC VALUE]           [INFLATION MANAGED]
[SMALL CAP EQUITY]              [GROWTH LT]                 [MANAGED BOND]
[INTERNATIONAL LARGE-CAP]       [FOCUSED 30]                [MONEY MARKET]
[EQUITY]                        [MID-CAP VALUE]             [HIGH YIELD BOND]
[I-NET TOLLKEEPER]              [INTERNATIONAL VALUE]       [LARGE-CAP VALUE]
[FINANCIAL SERVICES]            [CAPITAL OPPORTUNITIES]     FIXED
[HEALTH SCIENCES]               [MID-CAP GROWTH]            FIXED LT


                                   Page 3.01

                                                      POLICY NUMBER: VP999999990

                             POLICY SPECIFICATIONS

               SUMMARY OF COVERAGES EFFECTIVE ON THE POLICY DATE

P01SP5:        BASIC COVERAGE

               FACE AMOUNT:              $100,000
               INSURED #1:               LELAND STANFORD
               AGE ON POLICY DATE:       35
               RISK CLASSIFICATION:      MALE NONSMOKER

               INSURED #2:               MARY STANFORD
               AGE ON POLICY DATE:       35
               RISK CLASSIFICATION:      MALE NONSMOKER

________________________________________________________________________________

R01LAB:        LAST SURVIVOR ACCOUNTING BENEFIT RIDER

               FACE AMOUNT:              $50,000
               INSURED #1:               LELAND STANFORD
               AGE ON POLICY DATE:       35
               RISK CLASSIFICATION:      MALE NONSMOKER

               INSURED #2:               MARY STANFORD
               AGE ON POLICY DATE:       35
               RISK CLASSIFICATION:      FEMALE NONSMOKER

________________________________________________________________________________

R01LRT:        LAST SURVIVOR ANNUAL RENEWABLE TERM RIDER

               FACE AMOUNT:              $50,000  (VARYING)
               INSURED #1:               LELAND STANFORD
               AGE ON POLICY DATE:       35
               RISK CLASSIFICATION:      MALE NONSMOKER

               INSURED #2:               MARY STANFORD
               AGE ON POLICY DATE:       35
               RISK CLASSIFICATION:      FEMALE NONSMOKER

________________________________________________________________________________

                                   Page 3.1

                                                      POLICY NUMBER: VP999999990

                             POLICY SPECIFICATIONS

               SUMMARY OF COVERAGES EFFECTIVE ON THE POLICY DATE

                   LAST SURVIVOR ANNUAL RENEWABLE TERM RIDER
                               VARYING SCHEDULE

               INSURED #1:             LELAND STANFORD
               RISK CLASSIFICATION:    MALE/NONSMOKER

               INSURED #2:             MARY STANFORD
               RISK CLASSIFICATION:    FEMALE/NONSMOKER


       POLICY             FACE            POLICY             FACE
        YEAR             AMOUNT            YEAR             AMOUNT
--------------------------------------------------------------------------------
         1              $ 50,000            41             $100,000
         2                50,000            42              100,000
         3                50,000            43              100,000
         4                50,000            44              100,000
         5                50,000            45              100,000
         6               100,000            46              100,000
         7               100,000            47              100,000
         8               100,000            48              100,000
         9               100,000            49              100,000
        10               100,000            50              100,000
        11               100,000            51              100,000
        12               100,000            52              100,000
        13               100,000            53              100,000
        14               100,000            54              100,000
        15               100,000            55              100,000
        16               100,000            56              100,000
        17               100,000            57              100,000
        18               100,000            58              100,000
        19               100,000            59              100,000
        20               100,000            60              100,000
        21               100,000            61              100,000
        22               100,000            62              100,000
        23               100,000            63              100,000
        24               100,000            64              100,000
        25               100,000            65              100,000
        26               100,000
        27               100,000
        28               100,000
        29               100,000
        30               100,000
        31               100,000
        32               100,000
        33               100,000
        34               100,000
        35               100,000
        36               100,000
        37               100,000
        38               100,000
        39               100,000
        40               100,000


                                   Page 3.2

                                                      POLICY NUMBER: VP999999990

                             POLICY SPECIFICATIONS

                        TABLE OF COST OF INSURANCE RATES

GUARANTEED MAXIMUM MONTHLY COST OF INSURANCE RATES PER $1000.00 APPLICABLE TO BASE POLICY COVERING BOTH LIVES. THE RATES BELOW INCLUDE A 10-YEAR GUARANTEE OF OUR CURRENT RATES AS OF THE ISSUE DATE.


       POLICY            MONTHLY          POLICY            MONTHLY
        YEAR              RATE             YEAR              RATE
--------------------------------------------------------------------------------
         1               0.00001            41              2.42313
         2               0.00002            42              2.83191
         3               0.00004            43              3.28732
         4               0.00008            44              3.78906
         5               0.00013            45              4.34789
         6               0.00020            46              4.98290
         7               0.00028            47              5.71389
         8               0.00039            48              6.56426
         9               0.00052            49              7.55141
         10              0.00069            50              8.66656
         11              0.01858            51              9.89906
         12              0.02272            52             11.23693
         13              0.02754            53             12.67302
         14              0.03316            54             14.20425
         15              0.03975            55             15.83604
         16              0.04742            56             17.58447
         17              0.05651            57             19.47971
         18              0.06727            58             21.58283
         19              0.08019            59             24.00871
         20              0.09532            60             27.06405
         21              0.11279            61             31.41825
         22              0.13278            62             38.57529
         23              0.15505            63             52.30724
         24              0.17990            64             83.33333
         25              0.20807            65             83.33333
         26              0.24063            66+            00.00000
         27              0.27924
         28              0.32573
         29              0.38256
         30              0.45033
         31              0.52931
         32              0.61934
         33              0.72032
         34              0.83185
         35              0.95820
         36              1.10541
         37              1.28088
         38              1.49413
         39              1.75379
         40              2.06346

                                   Page 4.0

                                                      POLICY NUMBER: VP999999990

                             POLICY SPECIFICATIONS

                       TABLE OF COST OF INSURANCE RATES

GUARANTEED MAXIMUM MONTHLY COST OF INSURANCE RATES PER $1000.00 APPLICABLE TO LAST SURVIVOR ACCOUNTING BENEFIT RIDER COVERING BOTH LIVES. THE RATES BELOW INCLUDE A 10-YEAR GUARANTEE OF OUR CURRENT RATES AS OF THE ISSUE DATE.


          POLICY           MONTHLY               POLICY          MONTHLY
           YEAR             RATE                  YEAR            RATE
--------------------------------------------------------------------------------
              1           0.00001                    41          2.42313
              2           0.00002                    42          2.83191
              3           0.00004                    43          3.28732
              4           0.00008                    44          3.78906
              5           0.00013                    45          4.34789
              6           0.00020                    46          4.98290
              7           0.00028                    47          5.71389
              8           0.00039                    48          6.56426
              9           0.00052                    49          7.55141
             10           0.00069                    50          8.66656
             11           0.01858                    51          9.89906
             12           0.02272                    52         11.23693
             13           0.02754                    53         12.67302
             14           0.03316                    54         14.20425
             15           0.03975                    55         15.83604
             16           0.04742                    56         17.58447
             17           0.05651                    57         19.47971
             18           0.06727                    58         21.58283
             19           0.08019                    59         24.00871
             20           0.09532                    60         27.06405
             21           0.11279                    61         31.41825
             22           0.13278                    62         38.57529
             23           0.15505                    63         52.30724
             24           0.17990                    64         83.33333
             25           0.20807                    65         83.33333
             26           0.24063                    66+        00.00000
             27           0.27924
             28           0.32573
             29           0.38256
             30           0.45033
             31           0.52931
             32           0.61934
             33           0.72032
             34           0.83185
             35           0.95820
             36           1.10541
             37           1.28088
             38           1.49413
             39           1.75379
             40           2.06346

                                   Page 4.1

                                                      POLICY NUMBER: VP999999990

                             POLICY SPECIFICATIONS

                       TABLE OF COST OF INSURANCE RATES

GUARANTEED MAXIMUM MONTHLY COST OF INSURANCE RATES PER $1000.00 APPLICABLE TO LAST SURVIVOR ANNUAL RENEWABLE TERM RIDER COVERING BOTH LIVES.


      POLICY                      POLICY
       YEAR      MONTHLY RATE      YEAR     MONTHLY RATE
--------------------------------------------------------
         1          0.00029           41        2.42313
         2          0.00094           42        2.83191
         3          0.00174           43        3.28732
         4          0.00270           44        3.78906
         5          0.00390           45        4.34789
         6          0.00537           46        4.98290
         7          0.00720           47        5.71389
         8          0.00937           48        6.56426
         9          0.01195           49        7.55141
         10         0.01498           50        8.66656
         11         0.01858           51        9.89906
         12         0.02272           52       11.23693
         13         0.02754           53       12.67302
         14         0.03316           54       14.20425
         15         0.03975           55       15.83604
         16         0.04742           56       17.58447
         17         0.05651           57       19.47971
         18         0.06727           58       21.58283
         19         0.08019           59       24.00871
         20         0.09532           60       27.06405
         21         0.11279           61       31.41825
         22         0.13278           62       38.57529
         23         0.15505           63       52.30724
         24         0.17990           64       83.33333
         25         0.20807           65       83.33333
         26         0.24063           66       00.00000
         27         0.27924
         28         0.32573
         29         0.38256
         30         0.45033
         31         0.52931
         32         0.61934
         33         0.72032
         34         0.83185
         35         0.95820
         36         1.10541
         37         1.28088
         38         1.49413
         39         1.75379
         40         2.06346


                                   Page 4.2                               (P)

                                                      POLICY NUMBER: VP999999990

                             POLICY SPECIFICATIONS

                       TABLE OF MONTHLY M&E RISK CHARGE
                    LAST SURVIVOR ACCOUNTING BENEFIT RIDER


                  POLICY                    MONTHLY M&E RISK
                   YEAR                          CHARGE
           ---------------------------------------------------------
                    1                             $ 0.62
                    2                               2.67
                    3                               4.73
                    4                               6.79
                    5                               8.85
                    6                              10.91
                    7                              12.97
                    8                              15.03
                    9                              17.09
                   10                              19.15
                  11-65                             6.18
                   66+                              0.00



                                   Page 4.3                           (P)

                                                      POLICY NUMBER: VP999999990

                            POLICY SPECIFICATIONS

              TABLE OF MAXIMUM GUARANTEED MONTHLY M&E RISK CHARGE
                   LAST SURVIVOR ANNUAL RENEWABLE TERM RIDER


           POLICY        MONTHLY M&E        POLICY        MONTHLY M&E
            YEAR         RISK CHARGE         YEAR         RISK CHARGE
      ---------------------------------------------------------------------
               1           $ 8.01              36           $17.91
               2             8.01              37            17.91
               3             8.01              38            17.91
               4             8.01              39            17.91
               5             8.01              40            17.91
               6            17.91              41            17.91
               7            17.91              42            17.91
               8            17.91              43            17.91
               9            17.91              44            17.91
              10            17.91              45            17.91
              11            17.91              46            17.91
              12            17.91              47            17.91
              13            17.91              48            17.91
              14            17.91              49            17.91
              15            17.91              50            17.91
              16            17.91              51            17.91
              17            17.91              52            17.91
              18            17.91              53            17.91
              19            17.91              54            17.91
              20            17.91              55            17.91
              21            17.91              56            17.91
              22            17.91              57            17.91
              23            17.91              58            17.91
              24            17.91              59            17.91
              25            17.91              60            17.91
              26            17.91              61            17.91
              27            17.91              62            17.91
              28            17.91              63            17.91
              29            17.91              64            17.91
              30            17.91              65            17.91
              31            17.91              66+            0.00
              32            17.91
              33            17.91
              34            17.91
              35            17.91

P01SP5                             Page 4.4                         (P)

                                  DEFINITIONS

In this section, we define certain terms used throughout this policy. Other terms may be defined in other parts of the policy. Defined terms are usually capitalized to provide emphasis.

Age - means the Insured's Age to the nearest birthday as of the Policy Date, increased by the number of complete policy years elapsed.

Code - is the U.S. Internal Revenue Code, and the rules and regulations issued thereunder.

Coverage Segments - consist of the initial Face Amount shown in the Policy Specifications and any increase in Face Amount, as shown in a supplemental schedule of coverage.

Evidence of Insurability - is information, including medical information, satisfactory to us that is used to determine insurability and the Insured's risk classification.

Face Amount - is used in determining the death benefit under this policy. The Face Amount as of the Policy Date is shown in the Policy Specifications. The Face Amount may be changed, as provided for in the Death Benefit section.

Fixed Options - consist of the Fixed Account and the Fixed LT Account.

Free Look Transfer Date - is 15 days after the policy is issued, or if later, the date all requirements necessary to place the policy in force are delivered to the Home Office.

Home Office - means our office for receiving mail, located at 700 Newport Center Drive, Newport Beach, CA 92660.

Insureds - are the two persons insured under this policy. The Insureds are shown in the Policy Specifications.

Investment Options - consist of the Variable Accounts and the Fixed Options.

Monthly Payment Date - is the day each month on which certain policy charges are deducted from the Accumulated Value. The first Monthly Payment Date is the Policy Date. Later Monthly Payment Dates occur each month after the Policy Date on the same day of the month as the Policy Date.

NAR - stands for the Net Amount at Risk. The NAR is equal to the death benefit as of the most recent Monthly Payment Date divided by 1.002466, then reduced by the Accumulated Value at the beginning of the policy month before the Monthly Deduction is due. The Accumulated Value section describes how the NAR is used to calculate the Cost of Insurance Charge.

Net Premium - is the premium we receive reduced by any Premium Load.

PL, we, our, ours, us and the Company - refers to Pacific Life Insurance
Company.

Policy Date - is shown on page 3. Policy months, quarters, years and anniversaries are measured from this date.

Policy Debt - is the sum of outstanding policy loans plus accrued Loan Interest.

Separate Account -is the Pacific Select Exec Separate Account, which is a separate account of ours that consists of subaccounts, also called Variable Accounts. Each Variable Account may invest its assets in a separate class of shares of a designated investment company or companies.


P01SP5                              Page 5                          (P)

Survivor - is the Insured remaining alive after the first death of the two Insureds that occurs while this policy is in force.

Valuation Date - is each day required by applicable law and currently includes each day the New York Stock Exchange is open for trading and our Home Office is open.

Valuation Period - is the period of time between successive Valuation Dates.

Variable Account - is a subaccount of a separate account of ours in which assets are segregated from assets in our general account and from assets in other subaccounts. Premiums and Accumulated Value under this policy may be allocated to a Variable Account for variable accumulation.

Written Request - is a request in writing, signed by you, and received by us at our Home Office.

You, your or Owner - refers to the Owner of this policy.


                             OWNER AND BENEFICIARY

Owner - The Owner of this policy is as shown in the Policy Specifications or in a later Written Request. If you change the Owner, the change is effective on the date the Written Request is signed, subject to our receipt of it. If there are two or more Owners, they will own this contract as joint tenants with right of survivorship.

Assignment - You may assign this policy by Written Request. An assignment will take place only when recorded at our Home Office. When received, the assignment will take effect as of the date the Written Request was signed. Any rights created by the assignment will be subject to any payments made or actions taken by us before the change is recorded. We will not be responsible for the validity of any assignment.

Beneficiary - The beneficiary is named by you in the application to receive the death benefit proceeds. The beneficiary may be one or more persons. If the beneficiary is more than one person, they will share the death benefit proceeds equally or as you may otherwise specify by Written Request. The interest of any beneficiary will be subject to any assignment. If you have named a contingent beneficiary, that person becomes the beneficiary if the beneficiary dies before the Survivor. A beneficiary may not, at or after the Survivor's death, assign, transfer or encumber any benefit payable. To the extent allowed by law, policy benefits will not be subject to the claims of any creditor of any beneficiary.

You may make a change of beneficiary by Written Request on a form provided by us while at least one Insured is living. The change will take place as of the date the request is signed, subject to our receipt of the request. Any rights created by the change will be subject to any payments made or actions taken by us before the Written Request is received. You may designate a permanent beneficiary whose rights under the policy cannot be changed without his or her written consent.

The interest of a beneficiary who does not survive to receive payment will pass any surviving beneficiaries in proportion to their share in the proceeds, unless otherwise provided. If no beneficiary survives to receive payment, the death proceeds will pass to the Owner, or the Owner's estate if the Owner does not survive to receive payment.


                                   PREMIUMS

Premiums - This policy will not be in force until the initial premium is paid. The initial premium is payable either at our Home Office or to our agent. Additional premiums, if any, are payable in advance at our Home Office. At your request, a premium receipt signed by one of our officers will be given to you. No premium may be less than $50. Premiums may be paid at any time, subject to the premium limitations below.


P01SP5                              Page 6                          (P)

Planned Premium - is the amount of premium you plan to pay. It is shown in the Policy Specifications and may be changed by Written Request. Payment of the Planned Premium does not guarantee that the policy will continue in force.

Premium Allocation Before the Free Look Transfer Date - Any Net Premium received before the Free Look Transfer Date will be allocated to the Money Market Variable Account on the issue date or, if later, the date the premium is received and accepted by us. On the Free Look Transfer Date, the Accumulated Value in the Money Market Variable Account will be allocated to the Investment Options according to the premium allocation specified in the application or your most recent instructions received by us, if any.

Premium Allocation On or After the Free Look Transfer Date - Any Net Premium received by us on or after the Free Look Transfer Date will be allocated to the Investment Options according to the premium allocation specified in the application or your most recent instructions received by us, if any.

Upon Written Request, you may change the premium allocation. Subsequently, Net Premiums will be allocated to the Investment Options according to your most recent instructions.

Premium Limitation - We will not accept premiums after Age 100 of the younger Insured, although you may make a loan repayment at any time. We reserve the right to require Evidence of Insurability, satisfactory to us, for any premium payment that would result in an immediate increase in the difference between the death benefit and the Accumulated Value.

Guideline Premium Limit - This subsection applies only if you have elected the Guideline Premium Test (GPT) as the Death Benefit Qualification Test. In order for this policy to be classified as life insurance under Section 7702 of the Code, the sum of the premiums paid less a portion of any withdrawals, as defined in the Code, may not exceed the greater of:

 .  The Guideline Single Premium; or
 .  The sum of the annual Guideline Level Premiums to the date of payment.

The Guideline Premiums are shown in the Policy Specifications. The Guideline Premiums may change whenever there is a change in the Face Amount of insurance or in other policy benefits. Any such Guideline Premium change will be shown in a supplemental schedule that we will send to you at the time of the change.

The Guideline Premiums are determined by the rules, which apply to this policy as set forth in the Code. The Guideline Premiums will be adjusted to conform to any changes in the Code. In the event that a premium payment would exceed such revised limits, we reserve the right to refund the excess payment to you, provided that we may not refuse any premium payment necessary to keep this policy in force. Further, we reserve the right to make distributions from the policy to the extent we deem it necessary to continue to qualify this policy as life insurance under the Code.


                                 DEATH BENEFIT

Death Benefit - This policy provides a death benefit on the death of the Survivor while this policy is in force. This section describes how the death benefit is calculated. On the date of death, the death benefit is the larger of:

 . The death benefit as calculated under the Death Benefit Option in effect; or . The Minimum Death Benefit calculated under the Death Benefit Qualification
   Test elected.

Death Benefit Options - You have elected the Death Benefit Option in the application. The Death Benefit Option for this policy appears in the Policy Specifications. The Death Benefit Options are explained below.


P01SP5                              Page 7                          (P)

 . Option A - The death benefit equals the Face Amount.
 . Option B - The death benefit equals the Face Amount plus the Accumulated Value at death.
 . Option C - The death benefit equals the Face Amount plus the sum of the premiums paid minus the sum of any withdrawals taken and any other distribution of the Accumulated Value to the date of death. If the sum of the withdrawals is greater than the sum of the premiums paid, then the death benefit will be less than the Face Amount.
 . Option D - The death benefit equals the Face Amount times the death benefit factor for the current policy year. If you have elected Option D, the death benefit factors are shown in the Policy Specifications.

Change of Death Benefit Option - On Written Request, the Death Benefit Option may be changed to Option A or B a maximum of once per year. After Age 89 of the younger Insured, you may only change to Option A. Changes to Option C or D are not permitted. After a Death Benefit Option change, the Face Amount will be that which results in the death benefit after the change being equal to the
death benefit before the change.   For this purpose, death benefit is the amount
calculated under the Death Benefit Options, disregarding the Minimum Death Benefit. The change will be effective on the Monthly Payment Date on or next following the day we receive your Written Request at our Home Office.

Death Benefit Qualification Test - In order for your policy to be classified as life insurance under the Code, it must satisfy one of two Death Benefit Qualification Tests. Unless you have elected otherwise, the Death Benefit Qualification Test for this policy is the Guideline Premium Test. The Death Benefit Qualification Test for this policy appears in the Policy Data section. The two Death Benefit Qualification Tests are explained in this subsection.

1. Cash Value Accumulation Test (CVAT) - The Minimum Death Benefit will be the amount required for this policy to be deemed "life insurance" according to the Code, but not less than 101% of the Accumulated Value.

2. Guideline Premium Test (GPT) - The Minimum Death Benefit at any time is the Accumulated Value multiplied by the death benefit percentage for the Age of the younger Insured as shown in the following table.

           Death Benefit          Death Benefit          Death Benefit              Death Benefit
  Age        Percentage     Age     Percentage     Age     Percentage       Age       Percentage
  0-40          250%         50        185%         60        130%             70         115%
   41           243          51        178          61        128              71         113
   42           236          52        171          62        126              72         111
   43           229          53        164          63        124              73         109
   44           222          54        157          64        122              74         107
   45           215          55        150          65        120           75-90         105
   46           209          56        146          66        119              91         104
   47           203          57        142          67        118              92         103
   48           197          58        138          68        117              93         102
   49           191          59        134          69        116         Over 93         101

Death Benefit Proceeds - The death benefit proceeds are the actual amount payable if the Survivor dies while this policy is in force. The death benefit proceeds are equal to the death benefit, as of the date of the Survivor's death, less any Policy Debt and less any due and unpaid monthly deductions occurring during a grace period.

We will pay the death benefit proceeds to the beneficiary after we receive, at our Home Office, due proof of the Insureds deaths (certified copies of the death certificates or, if unavailable, other legal documentation which we accept) and information sufficient to identify the beneficiary. The death benefit proceeds paid are subject to the conditions and adjustments defined in other policy provisions, such as General Provisions, Withdrawals and Policy Loans. We will pay interest on Death Benefit Proceeds from the date of death to the date payment is made at a rate of interest not less than the guaranteed interest

P01SP5                             PAGE 8                                    (P)
rate used for the Fixed Account under this policy. If state law requires payment of a greater amount of interest, we will pay that amount.

Face Amount Increase - You may submit an application to increase the Face Amount by an amount not less than $10,000. Both Insureds must be Age 90 or less and the application must include evidence of insurability satisfactory to us. The effective date of the increased Face Amount will be the first Monthly Payment Date on or following the date all required conditions are met. We reserve the right to limit increases to one per policy year and to charge a fee to evaluate insurability, not to exceed $200, which will be deducted from the Accumulated Value.

Upon approval of any unscheduled increase, we will send you a supplemental schedule of coverage, which will include the following information:
the increased Face Amount and the effective date of the increase;
each Insured's risk classification for the increase; and the Guaranteed Maximum Monthly Cost of Insurance Rates applicable to the increase.

Face Amount Decrease - Starting on the first policy anniversary, you may make a request to decrease the Face Amount by an amount not less than $10,000. The Face Amount may not be decreased to less than our minimum issue limit of $100,000. The effective date of the decreased Face Amount will be the first Monthly Payment Date on or following the date we receive your Written Request. We recommend you consult your tax advisor before requesting a decrease in policy Face Amount. Upon approval of any unscheduled decrease, we will send you a supplemental schedule of coverage, which will include the decreased Face Amount and the effective date of the decrease.

The request for a decrease in the Face Amount will be subject to the Guideline Premium Limit as defined in the Code. This may result in a refund of premiums and/or the distribution of Accumulated Value in order to maintain compliance with such limit. Such request will not be allowed if the resulting Guideline Premium limit could cause an amount in excess of the Net Cash Surrender Value to be distributed from the policy.

Change in Benefits - Under the Guideline Premium Test, any change in policy or rider benefits will require an adjustment to the Guideline Premium Limit. See the Tax Qualification as Life Insurance subsection of the General Provisions section for details.


                               ACCUMULATED VALUE

Accumulated Value - is the sum of the Fixed Accumulated Value plus the Variable Accumulated Value plus the Loan Account.

Fixed Accumulated Value - The Fixed Accumulated Value is the sum of the Accumulated Value in each Fixed Option. The Fixed Options consist of the Fixed Account and the Fixed LT Account.

This subsection describes how we calculate the Accumulated Value in each Fixed Option. We credit interest on a daily basis, using a 365-day year, at a rate not less than an annual effective rate of of 3%. For the Fixed LT Account only and for the first 10 policy years only, we guarantee a rate of 4.5% for Accumulated Value in the Fixed LT Account equal to the Fixed LT Enhanced Guarantee Amount shown in the Policy Specifications multiplied by the current policy year. At our discretion, we may credit a higher rate of interest. The interest rate in effect at the beginning of the policy year will be effective for the duration of that year. The Accumulated Value for each Fixed Option on any Valuation Date is:

 . the Accumulated Value for the Fixed Option as of the end of the prior valuation Date;
 . plus interest earned on the Fixed Option since the prior Valuation Date;
 . plus the amount of any Net Premium received and allocated to the Fixed Option as of the current Valuation Date;

P01SP5                             PAGE 9                                    (P)

 . plus the amount of any transfer to the Fixed Option, including transfers from the Loan Account, as of the current Valuation Date;
 . minus the monthly deduction and other deductions due, if any, and assessed against the Fixed Option as of the current Valuation Date; and . minus the amount of any withdrawals, or transfers from the Fixed Option, including transfers to the Loan Account, as of the current Valuation Date.

Variable Accumulated Value - The Variable Accumulated Value is the sum of your policy's Accumulated Value in each Variable Account.

This subsection describes how we calculate your policy's Accumulated Value in each Variable Account. Assets in each Variable Account are divided into Accumulation Units, which are a measure of value used for bookkeeping purposes. We credit your policy with Accumulation Units in each Variable Account as a result of:

 . the amount of any Net Premium received and allocated to the Variable
  Account; and
 . transfers of Accumulated Value to the Variable Account, including transfers from the Loan Account.

We debit Accumulation Units in each Variable Account as a result of:

 . transfers from the Variable Account, including transfers to the Loan
  Account;
 . Surrenders and withdrawals from the Variable Account; and . the monthly deduction and other deductions due, if any, and assessed against the Variable Account.

To determine the number of Accumulation Units debited or credited for a transaction, we divide the dollar amount of the transaction by the Unit Value of the affected Variable Account.

To determine your policy's Accumulated Value in each Variable Account, we multiply the number of Accumulation Units in the Variable Account by the Unit Value of the Variable Account. The number of Accumulation Units in each Variable Account will not change because of subsequent changes in Unit Value.

At the inception of each Variable Account the Unit Value was $10. The Unit Value of each Variable Account is adjusted on each Valuation Date. To calculate the Unit Value of a Variable Account on any Valuation Date, we multiply the Unit Value from the previous Valuation Date by the Net Investment Factor.

The Net Investment Factor for a Variable Account on any Valuation Date is (a) minus (b), divided by (c), where:

(a) is the Net Asset Value of the Variable Account as of the close of the current Valuation Date, excluding the impact of any policy transactions since the prior Valuation Date;
(b) is the value of charges assessed by us since the prior Valuation Date for taxes attributable to the operation of the Variable Account; and
(c) is the Net Asset Value of the Variable Account as of the close of the prior Valuation Date.

The Net Asset Value of a Variable Account on any Valuation Date is the Net Asset Value per share for the Variable Account on the Valuation Date multiplied by the number of shares in the Variable Account on the Valuation Date. For each Variable Account, the Net Asset Value per share and the number of shares outstanding are reported to us each Valuation Date by the investment company in whose shares the Variable Account is invested.

Loan Account - The Loan Account is the amount set aside to secure Policy Debt. We will credit interest to the Loan Account on a daily basis, using a 365-day year, and the daily equivalent of an annual effective rate, which we guarantee to be at least 3.00%. At our discretion, we may credit a higher rate of interest on the Loan Account. The amount in the Loan Account on any Valuation Date is the following:

 . the amount in the Loan Account as of the end of the prior Valuation Date; . plus accrued interest since the prior Valuation Date;

P01SP5                             PAGE 10                                   (P)

 . plus any loan taken since the prior Valuation Date; and . minus any loan amount repaid since the prior Valuation Date.

On each policy anniversary, transfers into the Loan Account from the Investment Options are made according to your most recent premium allocation instructions, so that the Loan Account equals Policy Debt at such time.

Monthly Deduction - A Monthly Deduction for a policy month is due on each Monthly Payment Date prior to the younger Insured's age 100 and is equal to the sum of the following items:

 . the monthly Cost of Insurance Charge;
 . the M&E Risk Charge;
 . the Administrative Charge; and
 . rider charges, if any.

Unless you have made a Written Request to the contrary, the Monthly Deduction will be charged on the Monthly Payment Date proportionately to the Accumulated Value in each Investment Option.

Cost of Insurance Charge - Beginning on the Policy Date and monthly thereafter, there will be a monthly Cost of Insurance Charge for the death benefit payable under this policy equal to (1) multiplied by (2), where:

  (1) is the applicable monthly Cost of Insurance Rate; and
  (2) is the Net Amount at Risk.

Net Amount at Risk - The Net Amount at Risk is equal to the death benefit divided by 1.00246627, then reduced by the AV. In determining the Net Amount at Risk, the death benefit and the Accumulated Value are calculated before deduction of the current month's Cost of Insurance charge. If there are multiple Coverage Segments, then the NAR will be allocated proportionately to each Coverage Segment according to Face Amount.

Cost of Insurance Rates - The current monthly Cost of Insurance Rates will be determined by us. These rates will not exceed the Guaranteed Maximum Monthly Cost of Insurance Rates shown in the Policy Specifications. Cost of Insurance Rates will apply uniformly to all members of the same class. Class is determined by a number of factors, including the Insured's Age, Risk Classification, death benefit, Policy Date and policy duration. Any changes in the Cost of Insurance Rates will apply uniformly to all members of the same class.

M&E Risk Charge - The Mortality and Expense Risk Charge (M&E Risk Charge) is to compensate us for the risk we assume that mortality, expenses and other costs of providing your policy will be greater than estimated and for certain distribution costs. Beginning on the Policy Date and monthly thereafter, the M&E Risk Charge will be the sum of the M&E Risk Face Amount Charge and the M&E Risk Asset Charge.

The M&E Risk Face Amount Charge will not exceed the guaranteed maximum amount shown in the Policy Specifications, and is based on the Face Amount at policy issue. This charge will continue for 10 policy years at the level shown in the Policy Specifications and any supplemental schedule of coverage even if the Face Amount is decreased. After 10 policy years, we may charge less than the amount shown in the Policy Specifications.

The M&E Risk Asset Charge is a percentage of the Variable Accumulated Value. In the first 10 policy years, the percentage is 0.075% (0.90% annually). During policy years 11 through 20, the percentage is 0.025% (0.30% annually). For policy years after the 20th, the percentage is .0042% (0.05% annually). The percentages are also shown in the Policy Specifications.

Administrative Charge - The Administrative Charge is shown in the Policy Specifications.

P01SP5                             PAGE 11                                   (P)

Premium Load - A Premium Load will be charged each time that a premium is paid to cover certain local, state and federal tax and certain sales and distribution costs. The Premium Load will equal the premium paid multiplied by the Premium Load rate shown in the Policy Specifications. The Premium Load associated with each premium will be immediately deducted from the premium paid. We reserve the right to increase the Premium Load with respect to the charge for local, state and federal tax. We will notify you of any such change.

Other Taxes - In addition to the charges imposed under Premium Load and elsewhere, we reserve the right to make a charge for federal, state or local taxes that may be attributable to the Variable Accounts or to our operations with respect to this policy if we incur any such taxes.

Grace Period and Lapse - If the Accumulated Value less Policy Debt on a Monthly Payment Date is not sufficient to cover the current monthly deduction, a grace period of 61 days will be allowed for the payment of sufficient premium to keep your policy in force.

The grace period begins on the Monthly Payment Date on which the insufficiency occurred and ends 61 days thereafter. At the start of the grace period, we will notify you at your last known address and to any assignee of record. The notice will state the due date and the amount of premium required for your policy to remain in force. A minimum of three times the monthly deduction due when the insufficiency occurred, plus Premium Load, must be paid. There is no penalty for paying a premium during the grace period. Your policy will remain in force during the grace period. If sufficient premium is not paid by the end of the grace period, a lapse will occur. Thirty-one days prior to lapse, we will send you and any assignee of record a notice containing the lapse date and the required premium to keep your policy in force. If the Survivor dies during the grace period, the death benefit proceeds will be reduced by any overdue charges. Upon lapse, the policy will terminate with no value.

Reinstatement - If it has not been surrendered, this policy may be reinstated not more than five years after the end of the grace period. To reinstate this policy you must provide us with the following:

 . a written application;
 . Evidence of Insurability satisfactory to us for each Insured who was alive on the date of lapse;
 . sufficient premium to cover all monthly deductions due and unpaid during the grace period; plus
 . sufficient premium to keep the policy in force for three months from the reinstatement date.

The effective date of the reinstated policy will be the first Monthly Payment Date on or following the date we approve your reinstatement application. When this policy is reinstated, the Accumulated Value will be equal to the Accumulated Value on the date of lapse subject to the following:

If the policy is reinstated on the first Monthly Payment Date following lapse, any Policy Debt on the date of lapse will also be reinstated; or

If the policy is reinstated after the first Monthly Payment Date following lapse, the Accumulated Value will be reduced by the amount of any Policy Debt on the date of lapse and the Policy Debt will be extinguished.


                                   TRANSFERS

Transfers - After your initial Net Premium has been allocated according to your instructions and while your policy is in force, you may, upon Written Request, transfer your Accumulated Value, or a part of it, among the Investment Options as provided in this section. No transfer may be made if the policy is in a grace period and the required premium has not been paid.

Transfers from the Fixed Account - One transfer from the Fixed Account may be made in any twelve-month period. Each transfer from the Fixed Account will be limited to the greater of $5,000 or 25% of the Accumulated Value in the Fixed Account.

P01SP5                             PAGE 12                                   (P)

Transfers from the Fixed LT Account - One transfer from the Fixed LT Account may be made in any twelve month period. Each transfer from the Fixed LT Account will be limited to the greater of $5,000 or 10% of the Accumulated Value in the Fixed LT Account.

Transfers into the Fixed Account - If you have transferred out of either Fixed Option within the last 90 days, you cannot transfer into the Fixed Account.

Transfers into the Fixed LT Account - Transfers into the Fixed LT Account can be made only during the policy month prior to a policy anniversary.

Allocations into the Fixed LT Account - We reserve the right to limit the amount allocated to the Fixed LT Account to $1,000,000 during the most recent 12 months for all policies owned by you. Allocations include Net Premium payments, transfers and loan repayments. We may increase the $1,000,000 limit at any time at our sole discretion. You may contact us to find out if a higher limit is in effect.

No charges are currently imposed for transfers.  We reserve the right to:

 . limit the size of transfers so that each transfer is at least $500;
 . limit the frequency of transfers (however, at least one transfer per month will be allowed);
 . disallow a transfer from any account if the remaining balance would be positive, but less than $500;
 . assess a $25 charge for each transfer exceeding 12 per policy year.


                       SURRENDER AND WITHDRAWAL OF VALUES

Surrender - Upon Written Request while either Insured is living you may surrender this policy for its Net Cash Surrender Value. The policy will terminate on the date the request is received.

Net Cash Surrender Value - The Net Cash Surrender Value is the Cash Surrender Value less any Policy Debt.

Cash Surrender Value - The Cash Surrender Value is the Accumulated Value less any Surrender Charge.

Surrender Charge - If you surrender your policy, a Surrender Charge will be deducted from the Accumulated Value. The Surrender Charge is needed to help pay for costs such as underwriting, policy issue and sales and distribution costs. Each Coverage Segment has an associated Surrender Charge which is shown in the Policy Specifications (for the initial Coverage Segment) or in a supplemental schedule of coverage (for subsequent Coverage Segments).

Surrender Charge on Face Amount Decrease - If you request to decrease the Face Amount, we reserve the right to deduct a Surrender Charge from the Accumulated Value. The Surrender Charge in such case will equal the Surrender Charge that would be imposed if you were to surrender your policy at the time of the decrease multiplied by the ratio of the amount of the decrease divided by the Face Amount immediately before the decrease.

After a Face Amount decrease, the total Surrender Charge that would be imposed upon a full surrender of your policy will be reduced by the Surrender Charge deducted from the Accumulated Value at the time of the decrease.

Withdrawals - Upon Written Request on or after the first policy anniversary while either Insured is living, you may withdraw a portion of the Net Cash Surrender Value of this policy. We will deduct a withdrawal fee of $25 from the Accumulated Value for each withdrawal. There is no Surrender Charge imposed for a Withdrawal, even if the Face Amount is reduced as a result of the Withdrawal.

Withdrawals will be subject to the following conditions:

The amount of each withdrawal must be at least $500 and the Net Cash Surrender Value remaining after a withdrawal must be at least $500; and

P01SP5                             PAGE 13                                   (P)

If there is any Policy Debt at the time of each withdrawal, the amount of the withdrawal is limited to the excess, if any, of the Cash Surrender Value immediately prior to the withdrawal over the result of the Policy Debt divided by 90%.

The amount of each withdrawal, and its associated withdrawal fee, will be allocated proportionately to the Accumulated Value in the Investment Options unless you request otherwise. If the Survivor dies after the request for a withdrawal is sent to us and prior to the withdrawal being effected, the amount of the withdrawal will be deducted from the death benefit proceeds, which will be determined without taking the withdrawal into account.

A withdrawal will affect the death benefit, depending on the Death Benefit Option you have chosen. If your policy's death benefit is greater than the Minimum Death Benefit, then the withdrawal may reduce the death benefit by the amount of the withdrawal depending on the Death Benefit Option in effect. However, if your policy's death benefit is equal to the Minimum Death Benefit, the withdrawal may cause the death benefit to decrease by an amount greater than the amount of the withdrawal. For Death Benefit Option C, if the sum of the withdrawals and other distributions from the policy is greater than the premiums, the death benefit will be less than the Face Amount.

Withdrawals May Change the Face Amount - For Death Benefit Option B or Option C, making a withdrawal does not reduce the Face Amount. For Death Benefit Option A or Option D, a withdrawal may reduce the Face Amount. You can make one withdrawal during each of the first 15 policy years of $10,000 or 10% of the Cash Surrender Value, whichever is less, without reducing the Face Amount. If you withdraw a larger amount, or make additional withdrawals, the Face Amount will be reduced by the amount, if any, by which the Face Amount exceeds the death benefit immediately before the withdrawal, minus the amount of the withdrawal.


                        TIMING OF PAYMENTS AND TRANSFERS

Variable Accounts - With respect to allocations made to the Variable Accounts, we will pay death benefit proceeds, withdrawals and Net Cash Surrender Value on surrender and withdrawals and will effect a transfer between Variable Accounts or from a Variable Account to a Fixed Option within seven days after we receive all the information needed to process the payment. However, we may postpone the calculation, payment or transfer of any amounts that are based on the investment performance of the Variable Accounts, if:

 . the New York Stock Exchange is closed on other than normal weekend and holiday closings; or
 . trading on the New York Stock Exchange is restricted as determined by the
  Securities and Exchange Commission (SEC); or
 . an emergency exists, as determined by the SEC, as a result of which it is not reasonably practicable to determine the value of the Account assets or to dispose of Account securities; or
 . The SEC by order permits postponement for the protection of securities owners.

Fixed Options - With respect to payments or transfers to be made from the Fixed Options, we may defer such payment or transfer for up to six months after we receive your Written Request. If deferred more than 10 days after we receive such request, we will pay interest at the current rate payable on the interest settlement option for income benefits.

Policy Loans - We reserve the right to defer any policy loan payment, except for loans used to pay premiums to us, for up to six months after we receive your loan request.


                                INCOME BENEFITS

Income Benefits - Surrender or withdrawal benefits may be used to buy a lifetime monthly income for either Insured as long as the monthly income is at least $100. Death benefits may be used to buy a monthly income for the lifetime of the beneficiary. The monthly income will automatically be guaranteed

P01SP5                             PAGE 14                                   (P)
to continue for at least ten years, unless another form of payment is requested. Under the automatic form of payment, if the income recipient dies before the end of the ten-year period, payments will continue to the end of the ten-year period to a person designated by the income recipient in writing.

The purchase rates for the monthly income will be set periodically by the Company. However, under the automatic income benefit, the monthly income bought by each $1,000 of benefit will never be less than that shown below.

           Monthly Income         Monthly Income         Monthly Income
  Age      Male    Female   Age   Male    Female   Age   Male    Female
  0-30     $3.20    $3.09    46   $3.81    $3.61    62   $5.10    $4.73
   32       3.25     3.14    48    3.92     3.71    64    5.35     4.95
   34       3.31     3.19    50    4.05     3.81    66    5.62     5.20
   36       3.38     3.24    52    4.18     3.93    68    5.92     5.47
   38       3.45     3.30    54    4.33     4.06    70    6.23     5.78
   40       3.53     3.37    56    4.49     4.20    72    6.56     6.11
   42       3.62     3.44    58    4.68     4.36    74    6.90     6.48
   44       3.71     3.52    60    4.88     4.54   75+    7.08     6.67

Monthly income amount for ages not shown are halfway between the two amounts for the nearest two ages that are shown. Amounts shown are based on the Annuity 2000 table with interest at 3.00%. This benefit is not available if the income would be less than $100 a month. We may require evidence of survival for incomes that last more than ten years.

Other Income Options - Surrender, withdrawal or death benefits may be used under any other payment plans that we make available at that time. There is an Interest Settlement Option available under which we will credit interest monthly. Amounts left on deposit under this plan, and credited interest, will be accumulated until you request a withdrawal.


                                  POLICY LOANS

Policy Loans - You may obtain loans by Written Request after the Free Look Period, on the sole security of the Loan Account of this policy. We recommend you consult your tax advisor before requesting a policy loan.

Loan Amount Available - The amount available for a loan is equal to 90% of Accumulated Value, less any Policy Debt and also less any Surrender Charge that would be imposed if the policy were surrendered on the date the loan is taken or, if greater, the result of (a x b/c)-d, where:

  a = the Accumulated Value less 12 times the most recent monthly deduction less any Surrender Charge on the date of the loan;
  b = 1 + rate of interest credited on the Loan Account on the date of the loan; c = 1.0325; and
  d = any existing Policy Debt.

The amount of a loan must be at least $200.

Loan Interest - Interest will accrue daily and is payable in arrears at the annual rate of 3.25%. Interest not paid when due will be added to the loan principal and bear interest at the same rate of interest.

Loan Account - When a loan is taken, an amount equal to the loan is transferred out of the Accumulated Value in the Investment Options into the Loan Account to secure the loan. Such transfers will be done on a pro rata basis from your Accumulated Value in the Investment Options, unless you request a specific allocation. We will credit interest to the Loan Account as described in the Accumulated Value section.

On each policy anniversary, if the amount in the Loan Account exceeds Policy Debt, the excess will be transferred from the Loan Account to the Investment Options according to your most recent instructions

P01SP5                             PAGE 15                                   (P)
for allocation of premium. If Policy Debt exceeds the amount in the Loan Account, the excess will be transferred from the Investment Options on a proportionate basis to the Loan Account.

Loan Repayment - Loans may be repaid at any time prior to lapse of this policy. An amount equal to the portion of any loan repaid, but not more than the amount in the Loan Account, will be transferred from the Loan Account to the Investment Options according to your most recent instructions for allocation of premium. We reserve the right to first transfer repayments from the Loan Account to each Fixed Option up to the amount that was originally borrowed. Any excess over such amount will be transferred to the Variable Accounts relative to your most recent instructions. Any payment we receive from you while you have a loan will be first considered a loan repayment, unless you tell us in writing it is a premium payment.


                          SEPARATE ACCOUNT PROVISIONS

Separate Account - We established the Separate Account and maintain it under the laws and regulations of California. The Separate Account is divided into subaccounts, called Variable Accounts. Income and realized and unrealized gains and losses from the assets of each Variable Account are credited or charged against it without regard to our other income, gains or losses. Assets may be put in our Separate Account to support this policy and other variable life policies. Assets may be put in our Separate Account for other purposes, but not to support contracts or policies other than variable life contracts or policies.

The assets of our Separate Account are our property. The portion of its assets equal to the reserves and other policy liabilities with respect to our Separate Account will not be chargeable with liabilities arising out of any other business we conduct. We may transfer assets of a Variable Account in excess of the reserves and other liabilities with respect to that Variable Account to another Variable Account or to our general account. All obligations arising under the policy are general corporate obligations of ours. We do not hold ourselves out to be trustees of the Separate Account assets.

Variable Accounts - Each Variable Account may invest its assets in a separate class of shares of a designated investment company or companies. The Variable Accounts of our Separate Account that were available for your initial allocations are shown in the Policy Specifications. From time to time, we may make other Variable Accounts available to you. We will provide you with written notice of all material details including investment objectives and all charges.

We reserve the right, subject to compliance with the law then in effect, to:

 . change or add designated investment companies;
 . add, remove or combine Variable Accounts;
 . add, delete or make substitutions for the securities that are held or purchased by the Separate Account or any Variable Account;
 . register or deregister any Variable Account under the Investment Company Act of 1940;
 . change the classification of any Variable Account;
 . operate any Variable Account as a managed investment company or as a unit investment trust;
 . combine the assets of any Variable Account with other separate accounts or subaccounts of ours or our affiliates;
 . transfer the assets of any Variable Account to other separate accounts or subaccounts of ours or our affiliates;
 . run any Variable Account under the direction of a committee, board, or other group;
 . restrict or eliminate any voting rights of policy Owners with respect to any Variable Account, or other persons who have voting rights as to any Variable Account;
 . change the allocations permitted under the policy;
 . terminate and liquidate any Variable Account; and . make any other change needed to comply with law.

P01SP5                             PAGE 16                                   (P)

If any of these changes result in a material change in the underlying investment of a Variable Account of our Separate Account, we will notify you of such change.

Unless required by law or regulation, an investment policy may not be changed without our consent. We will not change the investment policy of the Separate Account without the approval of the Insurance Commissioner in the state of California and without following filing and other procedures established by insurance regulators of the state of issue.


                               GENERAL PROVISIONS

Entire Contract - This policy is a contract between you and us. This policy, any attached endorsements, benefits and riders and the attached copy of the initial application are the entire contract, except as follows. Any written application for a change in policy terms allowed by the policy after issue or written notice of exercise of policy options made after the policy has been issued will also become part of the contract upon our acceptance of such application or notice and our mailing of same to your address last known to us. Only our president, chief executive officer or secretary is authorized to change this contract or extend the time for paying premiums. Any such change must be in writing.

All statements in the application, in the absence of fraud, shall be deemed representations and not warranties. We will not use any statement to contest this policy or defend a claim on grounds of misrepresentation unless the statement is in an application.

Non-Participating - This policy will not share in any of our surplus earnings.

Incontestability - We will not contest this policy unless there was a material misrepresentation in an application, including any reinstatement application. Except for failure to pay premiums, this policy cannot be contested after the expiration of the following time periods:

 . If this policy has not been reinstated, we cannot contest this policy after it has been in force during the lifetime of at least one of the Insureds for two years from the Policy Date; and

 . Following a reinstatement, we cannot contest this policy after it has been in force during the lifetime of at least one of the Insureds for two years from the reinstatement date.

Suicide Exclusion - If the death of either, or both, Insureds is the result of suicide within two years of the policy date, no death benefit proceeds will be paid. Instead, we will pay the beneficiary the sum of the gross premiums charged on the policy less dividends paid in cash or used in the payment of premiums thereon and less any indebtedness to us on the policy, including interest due or accrued.

Misstatement - If the either Insured's age is misstated in the application, the amount of the death benefit shall be the greater of that which would be purchased by the most recent non-zero Cost of Insurance Charge at the correct age, or the Minimum Death Benefit for the correct age.

Evidence of Insurability - We reserve the right to require Evidence of Insurability for any policy change or any premium payment which would result in an increase in Net Amount at Risk.

P01SP5                             PAGE 17                                   (P)

Maturity - This policy does not mature, but will continue in force so long as at least one Insured is alive and there is sufficient Accumulated Value to provide for the Monthly Deduction due. After Age 100 of the younger Insured, no Monthly Deduction is due.

Reports - A report will be mailed to you at the end of each policy year to your last known address. This report will include the following information for the policy year:

 . the Accumulated Value;
 . any Surrender Charge;
 . the Cash Surrender Value;
 . the current death benefit;
 . any existing Policy Debt;
 . transactions that occurred during the reporting period;
 . the Guideline Premiums, if applicable; and . any information required by law.

In addition to the above report, we will mail you annually a report containing financial statements for the Separate Account and the designated investment company or companies in which the Separate Account invests, the latter of which will include a list of the portfolio securities of the investment company, as required by the Investment Company Act of 1940. We will also send any other reports as required by federal securities law.

Policy Illustrations - Upon request we will give you an illustration of the future benefits under this policy based upon both guaranteed and current cost factor assumptions. However, if you ask us to do this more than once in any policy year, we reserve the right to charge you a fee not to exceed $25 per request for this service. Illustrated benefits that are not guaranteed, such as benefits based on the current cost factor assumptions, will vary depending upon a number of factors, including but not limited to, changes in future investment performance.

Basis of Values - A detailed statement showing how values are determined has been filed with the state insurance department. All values are at least equal to the minimums required by the law of the state in which this policy is delivered, based on the 3% interest (with the higher interest rate on the Fixed LT Account as detailed in the Fixed Accumulated Value provision) and the 1980 CSO mortality, except for unisex issues which are based on the 1980 CSO Table B (80% male and 20% female).

Ownership of Assets - We have the exclusive and absolute control of our assets, including all assets in the Separate Account.

Tax Qualification as Life Insurance - This policy is intended to qualify as a life insurance contract for federal tax purposes, and the death benefit under this policy is intended to qualify for federal income tax exclusion. The policy, including any other rider, benefit or endorsement, shall be interpreted to ensure and maintain such tax qualification, despite any other provision to the contrary. We will not accept a premium payment, which would cause the policy to fail to qualify as a life insurance contract for federal tax purposes.

If at any time the premiums paid under the policy exceed the amount allowable for such tax qualification, the excess amount, including any associated investment gains or losses, shall be removed from the policy as of the date of its payment in accordance with federal tax law, and any appropriate adjustment in the death benefit shall be made as of such date. The excess amount, including any associated investment gains or losses, shall be refunded no later than 60 days after the end of the applicable contract year as determined under federal tax law. For any such refund, any premium load originally assessed will be refunded and no surrender charges will apply.

If this excess amount is not refunded by the end of such 60-day period, the death benefit shall be increased retroactively to the minimum extent necessary so that at no time is the death benefit ever less than the amount necessary to ensure or maintain such tax qualification, and the Accumulated Value will be reduced to reflect the increased Monthly Deductions as a result of such death benefit increase.

P01SP5                             PAGE 18                                   (P)

If you request a decrease in policy or rider benefits, it may cause a reduction in any applicable limitations on premiums or cash values for the policy under federal tax law. Such a reduction in these limits may require us to make a distribution from the policy equal to the greatest amount by which the premiums paid or cash values for the policy, as determined under federal tax, exceed any such reduced limits, in order to maintain the policy's tax qualification. If such a distribution is made, the distribution will be paid to you and the Accumulated Value will be reduced by the amount of the distribution. However, no request for a decrease in policy or rider benefits will be allowed to the extent that the resulting reduction in such tax limits would require us to distribute more than the Net Cash Surrender Value of the policy.

Modified Endowment Contract (MEC) - Unless you have given us Written Notice to the contrary, the provisions of this MEC subsection apply. Under federal tax law, if the funding of a life insurance contract occurs too rapidly, it becomes a MEC and fails to qualify for certain favorable treatment as a result. This policy is intended to qualify as a life insurance contract that is not a MEC for federal tax purposes. This policy, including any other rider, benefit or endorsement, shall be interpreted to prevent the policy from being subject to such MEC treatment, despite any other provision to the contrary. We will not accept a payment as premium or otherwise which would cause the policy to become a MEC.

If at any time the amounts paid under the policy exceed the limit for avoiding such MEC treatment, the excess amount, including any associated investment gains or losses, shall be removed from the policy as of the date of its payment in accordance with federal tax law, and any appropriate adjustment in the death benefit shall be made as of such date. The excess amount, including any associated investment gains or losses, shall be refunded no later than 60 days after the end of the applicable contract year as determined under federal tax law. For any such refund, any premium load originally assessed will be refunded and no surrender charges will apply.

If this excess amount is not refunded by the end of such 60-day period, the death benefit shall be increased retroactively to the minimum extent necessary so that at no time is the death benefit ever less than the amount necessary to avoid such MEC treatment, and the Accumulated Value will be reduced to reflect the increased Monthly Deductions as a result of such death benefit increase.

Any request that would change the death benefits under the policy and riders will not be processed if the change would cause the policy to be treated as a MEC. Such changes include a reduction in the Face Amount, a change in death benefit option, and a reduction in Face Amount due to a withdrawal.

Other Distributions of Accumulated Value - If the NAR ever exceeds three times the original Face Amount, we reserve the right to make a distribution of Accumulated Value to make the NAR equal three times the original Face Amount.
In such case, the distribution will be treated as a premium refund and no surrender charge will be imposed. By treating the distribution as a premium refund, we mean that, in addition to the distribution of Accumulated Value which you will receive, we will also pay you an amount representing a return of premium load associated with the distribution. The amount representing the return of premium load will be equal to the reduction in Accumulated Value multiplied by (1/(1-premium load rate))-1, provided that such amount can never exceed the total premium load paid under the policy.

Termination - This policy will terminate on the earliest of:

 . the death of the Survivor; and
 . the lapse or surrender of this policy.

Compliance - We reserve the right to make any change to the provisions of this policy to comply with, or give you the benefit of, any federal or state statute, rule, or regulation, including but not limited to the requirements for life insurance contracts under the Code or any state. We will provide you with a copy of any such change, and file such a change with the insurance supervisory official of the state in which this policy is delivered. You have the right to refuse any such change.

P01SP5                             PAGE 19                                   (P)

                                     INDEX

Accumulated Value                             9          Maturity                                     17
Administrative Charge                        11          MEC                                          19
Age                                           5          Misstatement                                 17
Assignment                                    6          Modified Endowment Contract                  19
Basis of Values                              18          Monthly Deduction                            11
Beneficiary                                   6          Monthly Payment Date                          5
Cash Surrender Value                         13          Mortality and Expense Risk Charge            11
Cash Value Accumulation Test (CVAT)           8          NAR                                       5, 11
Change of Death Benefit Option                8          Net Amount at Risk                           11
Code                                          5          Net Asset Value                              10
Compliance                                   19          Net Cash Surrender Value                     13
Cost of Insurance Charge                     11          Net Investment Factor                        10
Cost of Insurance Rates                      11          Net Premium                                   5
Coverage Segments                             5          Non-Participating                            17
Death Benefit                                 7          Owner                                         6
Death Benefit Options                         7          Planned Premium                               7
Death Benefit Proceeds                        8          Policy Date                                   5
Death Benefit Qualification Test              8          Policy Debt                                   5
Entire Contract                              17          Policy Illustrations                         18
Evidence of Insurability                  5, 17          Policy Loans                                 15
Face Amount                                   5          Premium Allocation                            7
Face Amount Decrease                          9          Premium Limitation                            7
Face Amount Increase                          9          Premium Load                              3, 11
Fixed Accumulated Value                       9          Premiums                                      6
Fixed Options                             5, 14          Reinstatement                                12
Free Look Transfer Date                       5          Reports                                      17
Grace Period                                 12          Separate Account                          5, 16
Guideline Premium Limit                       7          Suicide Exclusion                            17
Guideline Premium Test (GPT)                  8          Surrender                                    13
Home Office                                   5          Surrender Charge                             13
Income Benefits                              14          Survivor                                      6
Incontestability                             17          Tax Qualification as Life Insurance          18
Insureds                                      5          Termination                                  19
Interest Settlement Option                   15          Transfers                                    12
Investment Options                            5          Valuation Date                                6
Lapse                                        12          Valuation Period                              6
Loan Account                             10, 15          Variable Account                          6, 16
Loan Amount Available                        15          Variable Accumulated Value                   10
Loan Interest                                15          Withdrawals                                  13
Loan Repayment                               15          Written Request                               6
M&E Risk Charge                              11

P01SP5                             PAGE 20                                   (P)

[PACIFIC LIFE LOGO APPEARS HERE]


Pacific Life Insurance Company . 700 Newport Center Drive . Newport Beach, CA 92660
================================================================================

LAST SURVIVOR
FLEXIBLE PREMIUM
VARIABLE LIFE
INSURANCE POLICY



 . Death Benefit Payable When Both Insureds Have Died While the Policy is in
  Force

 . Net Cash Surrender Value Payable upon Surrender While the Policy is in Force

 . Adjustable Face Amount

 . Benefits May Vary Based on Investment Experience

 . Non-Participating






P01SP5                                                                       (P)